Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•

FOR IMMEDIATE RELEASE FEBRUARY 27, 2015	For Further Information:
Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD SALES AND EARNINGS
FOR FOURTH QUARTER AND YEAR 2014

TULSA, OK, February 27, 2015 - AAON, INC. (NASDAQ-AAON), today announced its operating results for the fourth quarter and year 2014. Sales in the fourth quarter were a record $84.7 million, up 15.5% from $73.4 million in 2013. Net income was also a record $10.5 million, up 35.6% from $7.8 million in the same period a year ago. Sales for the year 2014 were, too, a record $356.3 million, up 11.0% compared to $321.1 million in 2013. Earnings for 2014 were also a record, $44.2 million, up 17.6% compared to $37.5 million in 2013.

Earnings for the fourth quarter of 2014 and 2013 were $0.19 and $0.14 per diluted share, based upon 54.8 million and 55.4 million diluted shares outstanding, respectively. Earnings per diluted share for the years 2014 and 2013 were $0.80 and $0.68, based upon 55.4 million and 55.6 million diluted shares outstanding, respectively. All per share earnings reflect the 3-for-2 stock split effective July 16, 2014.

Norman H. Asbjornson, President and CEO, stated, “The 2014 gains in sales and income from operations primarily reflect favorable reception of our products and efficiencies from our investment in equipment that caused gross profit as a percent of sales to increase from 28.0% to 30.4%; despite SG&A expense as a percent of sales having increased from 10.6% to 11.4%, the majority of which represents non-recurring charitable donations. Absent these donations, our diluted earnings per share would have been $0.04 higher."

Mr. Asbjornson continued, "The Company’s backlog increased from $45.3 million at December 31, 2013 to $48.8 million at December 31, 2014. In addition, the Company's balance sheet at year end was strong. The current ratio was 3.1:1 (including cash and investments of $49.3 million). It should be noted that the Company purchased a total of 1.0 million shares of AAON stock under its resumed open market buyback program for approximately $20.0 million during the year, for an average cost of $19.67 per share. We continued to remain debt-free and our return on average stockholder equity was 26.1% in 2014."

Mr. Asbjornson next said, "While we had another record year, we are starting to see an inflation in raw material, component and labor costs, and perceive a stagnation in non-residential construction growth. Still, we expect to have another good year in 2015."

The Company will host a conference call today at 10:00 A.M. (Eastern Time) to discuss the fourth quarter and year 2014 results. To participate, call 1-888-241-0551 (code 88563885); or, for rebroadcast, call 1-855-859-2056 (code 88563885).

AAON, Inc. is a manufacturer of air-conditioning and heating equipment consisting of rooftop units, chillers, air-handling units, condensing units, heat recovery units, commercial self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income
	Three Months Ended December 31,		Years Ending December 31,
	2014	2013	2014	2013
	(in thousands, except share and per share data)
Net sales	$84,728	$73,376	$356,322	$321,140
Cost of sales	59,537	53,188	248,059	231,348
Gross profit	25,191	20,188	108,263	89,792
Selling, general and administrative expenses	8,519	8,246	40,562	33,989
(Gain) loss on disposal of assets	(281)	30	(305)	(22)
Income from operations	16,953	11,912	68,006	55,825
Interest income, net	81	70	276	221
Other (expense) income, net	(6)	(4)	(36)	248
Income before taxes	17,028	11,978	68,246	56,294
Income tax provision	6,495	4,212	24,088	18,747
Net income	$10,533	$7,766	$44,158	$37,547
Earnings per share:
Basic*	$0.19	$0.14	$0.81	$0.68
Diluted*	$0.19	$0.14	$0.80	$0.68
Cash dividends declared per common share*:	$0.09	$0.07	$0.18	$0.13
Weighted average shares outstanding:
Basic*	54,291,317	55,181,840	54,809,319	55,119,150
Diluted*	54,815,954	55,416,734	55,369,016	55,587,381
 *Reflects three-for-two stock split effective July 16, 2014

AAON, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
	December 31,
	2014	2013
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$21,952	$12,085
Certificates of deposit	6,098	8,110
Investments held to maturity at amortized cost	11,972	16,040
Accounts receivable, net	44,092	39,063
Income tax receivable	2,569	1,073
Note receivable	30	29
Inventories, net	37,618	32,140
Prepaid expenses and other	609	304
Deferred tax assets	6,143	4,779
Total current assets	131,083	113,623
Property, plant and equipment:
Land	2,233	1,417
Buildings	64,938	61,821
Machinery and equipment	127,968	119,439
Furniture and fixtures	10,388	9,748
Total property, plant and equipment	205,527	192,425
Less: Accumulated depreciation	113,605	105,142
Property, plant and equipment, net	91,922	87,283
Certificates of deposit	5,280	2,638
Investments held to maturity at amortized cost	4,015	10,981
Note receivable	817	919
Total assets	$233,117	$215,444

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	11,370	7,779
Accrued liabilities	31,343	28,550
Total current liabilities	42,713	36,329
Deferred revenue	1,006	585
Deferred tax liabilities	13,677	14,424
Donations	1,662	—
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued
Common stock, $.004 par value, 100,000,000 shares authorized, 54,041,829 and 55,067,031 issued and outstanding at December 31, 2014 and 2013, respectively*	216	221
Additional paid-in capital	—	—
Retained earnings	173,843	163,885
Total stockholders' equity	174,059	164,106
Total liabilities and stockholders' equity	$233,117	$215,444
 *Reflects three-for-two stock split effective July 16, 2014

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
	Years Ending December 31,
	2014	2013	2012
Operating Activities	(in thousands)
Net income	$44,158	$37,547	$27,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,553	12,312	13,407
Amortization of bond premiums	688	790	155
Provision for losses on accounts receivable, net of adjustments	(22)	141	(83)
Provision for excess and obsolete inventories	135	243	63
Share-based compensation	2,178	1,763	1,294
Excess tax benefits from stock options exercised and restricted stock awards vested	(1,239)	(843)	(393)
(Gain) loss on disposition of assets	(305)	(22)	4
Foreign currency transaction loss (gain)	74	67	(27)
Interest income on note receivable	(36)	(40)	(42)
Deferred income taxes	(2,111)	(1,594)	(2,028)
Write-off of note receivable	—	75	—
Changes in assets and liabilities:
Accounts receivable	(5,007)	4,662	(9,646)
Income tax receivable	(257)	464	9,715
Inventories	(5,613)	231	2,271
Prepaid expenses and other	(305)	436	(17)
Accounts payable	3,512	(5,197)	2,461
Deferred revenue	782	615	—
Accrued liabilities	4,094	1,942	6,584
Net cash provided by operating activities	52,279	53,592	51,167
Investing Activities
Capital expenditures	(16,127)	(9,041)	(14,147)
Proceeds from sale of property, plant and equipment	319	92	11
Investment in certificates of deposits	(9,940)	(9,108)	(6,540)
Maturities of certificates of deposits	9,310	3,600	1,300
Purchases of investments held to maturity	(6,880)	(22,275)	(11,654)
Maturities of investments	14,197	2,005	—
Proceeds from called investments	3,029	3,332	626
Principal payments from note receivable	63	69	69
Net cash used in investing activities	(6,029)	(31,326)	(30,335)
Financing Activities
Borrowings under revolving credit facility	—	8,325	34,847
Payments under revolving credit facility	—	(8,325)	(39,422)
Stock options exercised	1,318	1,467	1,996
Excess tax benefits from stock options exercised and restricted stock awards vested	1,239	843	393
Repurchase of stock	(29,284)	(8,222)	(6,660)
Cash dividends paid to stockholders	(9,656)	(7,428)	(8,840)
Net cash used in financing activities	(36,383)	(13,340)	(17,686)
Net increase in cash and cash equivalents	9,867	8,926	3,146
Cash and cash equivalents, beginning of period	12,085	3,159	13
Cash and cash equivalents, end of period	$21,952	$12,085	$3,159

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ending December 31,

	2014	2013	2014	2013
	(in thousands)
Net Income, a GAAP measure	$10,533	$7,766	$44,158	$37,547
Depreciation	2,893	2,963	11,553	12,312
Amortization of bond premiums	127	245	688	790
Share-based compensation	600	709	2,178	1,763
Interest (income) expense	(81)	(70)	(276)	(221)
Income tax expense	6,495	4,212	24,088	18,747
EBITDAX, a non-GAAP measure	$20,567	$15,825	$82,389	$70,938

Adjusted Net Income and Adjusted Earnings per Share
The Company defines Adjusted Net Income and the related per share amount as (1) net income, plus (2) non-recurring donations, less (3) the impact on profit sharing expense from the non-recurring donations and (4) the impact on income tax expense from the non-recurring donations. These measures provide additional information which may be used to better understand the Company’s operations.
The following tables provide a reconciliation of net income and earnings per share-diluted (GAAP) to adjusted net income and adjusted earnings per share-diluted (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ending December 31,

	2014	2013	2014	2013
	(in thousands except per share data)
Net Income, a GAAP measure	$10,533	$7,766	$44,158	$37,547
Non-recurring donations	18	—	3,862	—
Profit-sharing	(2)	—	(386)	—
Income tax expense	(6)	—	(1,227)	—
Adjusted Net Income, a non-GAAP measure	$10,543	$7,766	$46,407	$37,547

Earnings per share-diluted, a GAAP measure	$0.19	$0.14	$0.80	$0.68
Non-recurring donations	—	—	0.07	—
Profit-sharing	—	—	(0.01)	—
Income tax expense	—	—	(0.02)	—
Adjusted earnings per share-diluted, a non-GAAP measure	$0.19	$0.14	$0.84	$0.68